        THE INFORMATION IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                                Filed pursuant to Rule 424(b)(5)
                                                      Registration No. 333-30346


                   SUBJECT TO COMPLETION, DATED MARCH 8, 2000

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 3, 2000)

                        $

                                  SAFECO LOGO

                               SAFECO CORPORATION

                    $                      % NOTES DUE 2003
                    $                      % NOTES DUE 2005
                               ------------------

     The notes due 2003 bear interest at the rate of      % per year and the
notes due 2005 bear interest at the rate of      % per year, in each case
payable on           and           of each year, beginning           , 2000. The
notes are not redeemable before maturity and do not have the benefit of any sinking fund.

     The notes are unsecured and rank equally with all of our other unsecured senior indebtedness. The notes will be issued only in registered form in denominations of $1,000 and multiples of $1,000.

                               ------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                                                      TOTAL                   TOTAL
                                         PER NOTE    PER NOTE    PER NOTE    PER NOTE    COMBINED
                                         DUE 2003    DUE 2003    DUE 2005    DUE 2005     TOTAL
                                         --------    --------    --------    --------    --------
Public Offering Price                         %      $                %      $           $
Underwriting Discount                         %      $                %      $           $
Proceeds to SAFECO (before expenses)          %      $                %      $           $

     Interest on the notes will accrue from                , 2000 to date of
delivery.

                               ------------------

     The underwriters expect to deliver the notes to purchasers in book-entry form only, through the facilities of The Depository Trust Company, on or about
          , 2000.

                               ------------------

                              SALOMON SMITH BARNEY

               , 2000

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION OR TO MAKE ANY ADDITIONAL REPRESENTATIONS. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT

Forward-Looking Information.................................   S-3
Prospectus Supplement Summary...............................   S-4
Use of Proceeds.............................................   S-7
Capitalization..............................................   S-7
Selected Consolidated Financial Information.................   S-8
Description of Notes........................................   S-9
Underwriting................................................  S-12

                            PROSPECTUS

Forward-Looking Information.................................     2
Where You Can Find More Information.........................     2
SAFECO Corporation..........................................     3
Use of Proceeds.............................................     3
Ratio of Earnings to Fixed Charges..........................     3
Description of Debt Securities..............................     4
Plan of Distribution........................................    11
Legal Opinions..............................................    12
Independent Auditors........................................    12

                          FORWARD-LOOKING INFORMATION

     Statements in this prospectus supplement that relate to anticipated financial performance, business prospects and plans, regulatory developments and similar matters may be considered "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. The statements in this prospectus supplement that are not historical information are forward-looking. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the federal securities laws for forward-looking statements. Such statements are subject to certain risks and uncertainties that may cause the operations, performance, development and results of our business to differ materially from those suggested by the forward-looking statements. The risks and uncertainties include the following:

     - our ability to obtain rate increases and non-renew underpriced insurance accounts;

     - realization of growth and business retention estimates;

     - achievement of our premium targets and profitability;

     - changes in competition and pricing environments;

     - achievement of our expense reduction goals;

     - the occurrence of significant natural disasters, including earthquakes;

     - weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions);

     - driving patterns;

     - fluctuations in interest rates;

     - performance of financial markets;

     - court decisions and trends in litigation;

     - legislative and regulatory developments;

     - the adequacy of loss reserves;

     - the availability and pricing of reinsurance;

     - the development of major Year 2000 related claims or liabilities; and

     - general economic and market conditions.

     In particular, because insurance rates in some jurisdictions are subject to regulatory review and approval, achieving rate increases may occur in amounts and on a time schedule different than planned, which may affect our efforts to restore earnings in our property and casualty lines.

                         PROSPECTUS SUPPLEMENT SUMMARY

                               SAFECO CORPORATION

GENERAL

     We are one of the largest diversified financial services companies in the United States. Through our subsidiaries, we engage in two principal lines: property and casualty (including surety), and life insurance. Our property and casualty operation is one of the largest in the United States and writes personal, commercial and surety lines of insurance through approximately 8,000 independent agents. We are also one of the independent agency system's largest insurers of small- to medium-sized businesses. Our principal personal product lines are automobile and homeowners insurance and our principal commercial product lines are workers' compensation, commercial multiperil, commercial automobile and surety. Our 1999 property and casualty gross premiums written consisted of 58% personal lines and 42% commercial lines. Our life and investments operations offer individual and group insurance products, retirement services (pension) and annuity products through professional agents in all 50 states and the District of Columbia. We also conduct commercial lending and leasing, investment management and insurance agency and financial services distribution operations.

     At December 31, 1999, we had stockholders' equity of approximately $4.3 billion and total assets of approximately $30.6 billion. As of December 31, 1999, we had approximately 13,000 employees.

PROPERTY AND CASUALTY BUSINESS

     Our property and casualty subsidiaries include: SAFECO Insurance Company of America, General Insurance Company of America, First National Insurance Company of America, SAFECO National Insurance Company, SAFECO Insurance Company of Illinois, SAFECO Lloyds Insurance Company, SAFECO Surplus Lines Insurance Company, American States Insurance Company, American Economy Insurance Company, American States Preferred Insurance Company, Insurance Company of Illinois, American States Insurance Company of Texas and American States Lloyds Insurance Company.

     These property and casualty subsidiaries write personal, commercial and surety lines of insurance through independent agents. Coverages include automobile, homeowners, fire and allied lines, workers' compensation, commercial multi-peril, miscellaneous casualty, surety and fidelity. We sell these products in all 50 states and the District of Columbia. California, Washington, Texas and Illinois accounted for 15%, 13%, 7% and 6% of our 1999 consolidated property and casualty gross premiums written.

     On October 1, 1997, we purchased American States Financial Corporation for approximately $2.8 billion in cash. This transaction, which brought to us the small business line, has broadened our product mix and geographic spread of risk and added approximately 4,000 agents to our agency force. The broader product mix is popular with our agents and customers and gives our agents the opportunity to sell the "total customer account."

LIFE AND INVESTMENTS BUSINESS

     Our subsidiaries engaged in the life insurance business are SAFECO Life Insurance Company, SAFECO National Life Insurance Company, First SAFECO National Life Insurance Company of New York and American States Life Insurance Company.

     These companies offer individual and group insurance products, retirement services (pension) and annuity products and market their products through professional agents and financial intermediaries in all 50 states and the District of Columbia. The most significant product lines in terms of premium/deposit volume are single premium immediate and deferred annuities, business-owned life insurance (BOLI), indexed and variable annuities, tax-sheltered annuities for the education and nonprofit markets, corporate retirement plans, excess loss group medical insurance and individual life insurance.

OTHER BUSINESSES

     SAFECO Credit Company provides loans and equipment financing and leasing to commercial businesses including affiliated companies. SAFECO Asset Management Company provides asset management services to the SAFECO family of mutual funds, SAFECO Trust Company and outside managed accounts. Talbot Financial Corporation provides insurance brokerage and financial services distribution.

                            RECENT FINANCIAL RESULTS

     Our net income for 1999 was $252.2 million or $1.90 per diluted share, compared with $2.51 per diluted share for 1998. If we exclude realized gain from investments and the one-time write-off of deferred acquisition costs in 1998 relating to our life insurance operations, our income was $1.32 per diluted share, compared with $2.29 in 1998. Income was $0.24 per diluted share for the fourth quarter, excluding realized gain from investments. This compares with income of $0.55 per diluted share in the fourth quarter of 1998. While these results were disappointing, certain lines of business had strong results. Our life insurance, credit, and asset management operations all had record years.

     The underwriting losses in our property and casualty units for the year were $366.7 million, compared with losses of $109.4 million for 1998. The combined loss and expense ratio was 108.4 for 1999, compared with 102.6 for 1998. The fourth quarter underwriting loss was $114.3 million, a modest improvement over the loss of $139.1 million for the third quarter.

     During the past few years, the property and casualty industry has continued to reduce the prices of its products, and this has finally caught up with the industry. Over the last two years, we also lowered prices to retain market share and facilitate the transition of the American States business. We are emphasizing profitability over market share within the property and casualty companies and are now aggressively increasing the prices of our insurance products. We believe these price increases will be accepted in the marketplace. Already there is solid evidence that commercial lines prices in the industry have been increasing in recent months. We are confident our price increases, coupled with aggressively managing expenses, will restore our profit margins to acceptable levels over the next two years.

     Our life insurance operations produced record profits of $178.6 million for the year and $49.8 million for the fourth quarter. They are up substantially over a year ago as nearly all major lines showed improvement. SAFECO Credit Company matched last year's record profits of $22.6 million despite the adverse impact of higher interest costs. Non-affiliate receivables and operating leases were $1.6 billion compared with $1.3 billion on December 31, 1998, representing a 19% increase. SAFECO's Asset Management operations recorded pre-tax earnings of $13.6 million. Surety operations produced a solid underwriting profit of $15.2 million for the year.

                                  THE OFFERING

     This summary highlights selected information about us and this offering. It does not contain all of the information that may be important to you in deciding whether to purchase notes. We encourage you to read the entire prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are incorporated by reference, prior to deciding whether to purchase notes. Unless the context otherwise requires, the terms "SAFECO," "we," "our" and "us" and other similar terms mean SAFECO Corporation and all of its subsidiaries.

Securities Offered.........  $                         % Notes due 2003
                             $                         % Notes due 2005

Offering Price.............       % per note due 2003 and      % per note due
                             2005, plus, in each case, accrued interest, if any,
                             from                          , 2000

Interest...................  Interest on the notes will be payable on each
                                       and           , beginning
                                                 , 2000.

Ranking....................  The notes are our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

Redemption.................  The notes may not be redeemed prior to maturity.

Covenants..................  The indenture under which the notes will be issued contains covenants that, among other things, limit our ability and that of certain of our subsidiaries to (1) issue secured debt, (2) sell the capital stock of certain subsidiaries and (3) engage in mergers, consolidations and sales of all or substantially all of our or their assets.

Use of Proceeds............  We intend to lend the proceeds to our subsidiary
                             SAFECO Credit for its general corporate purposes, including refinancing its commercial paper as it becomes due and financing the growth of its loan portfolio.

                                USE OF PROCEEDS

     The net proceeds from the sale of the notes will be approximately
$        . We intend to lend the proceeds to our subsidiary SAFECO Credit for its general corporate purposes, including refinancing its commercial paper as it becomes due and financing the growth of its loan portfolio. At February 29, 2000, SAFECO Credit had outstanding approximately $1,282.7 million of commercial paper, with a weighted average maturity of approximately 33 days and bearing a weighted average interest rate of approximately 6.15%.

                                 CAPITALIZATION

     The following table sets forth our unaudited consolidated short-term debt and capitalization as of December 31, 1999 and as adjusted assuming the offering of $300.0 million of notes and the use of proceeds to refinance commercial paper. You should read this table in conjunction with our unaudited condensed consolidated financial statements and the notes thereto contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 and our Form 8-K filed with respect to the release of our fourth quarter 1999 earnings, which are incorporated in this prospectus supplement and the accompanying prospectus.

                                                              AS OF DECEMBER 31, 1999
                                                              -----------------------
                                                                              AS
                                                               ACTUAL      ADJUSTED
                                                              --------    -----------
                                                                   (IN MILLIONS)
Total short-term debt(1)....................................  $1,826.4     $1,526.4
Total long-term debt(2).....................................     489.7        789.7
SAFECO-obligated mandatorily redeemable capital securities
  of subsidiary trust holding solely junior subordinated
  debentures of SAFECO(3)...................................     842.5        842.5
Total stockholders' equity..................................   4,294.1      4,294.1
                                                              --------     --------
  Total capitalization......................................  $7,452.7     $7,452.7
                                                              ========     ========

---------------
(1) Includes short-term debt and current maturities of long-term debt. Includes $1,311.9 million of SAFECO Credit Company, Inc. short-term debt.

(2) Includes $11.2 million of SAFECO Credit long-term borrowings.

(3) The trust is our subsidiary and holds our junior subordinated debentures as its sole asset.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The selected consolidated financial information for each of the years in the four-year period ended December 31, 1998 have been derived from our audited consolidated financial statements. The selected consolidated financial information for the year ended December 31, 1999 has been derived from our unaudited consolidated financial statements and include, in the opinion of our management, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial information. You should read the following information in conjunction with the information set forth under the caption "Management's Discussion and Analysis of Results of Operations and Financial Condition" and our financial statements and the notes to those financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                           YEARS ENDED DECEMBER 31,
                                          -----------------------------------------------------------
                                             1999         1998        1997        1996        1995
                                          -----------   ---------   ---------   ---------   ---------
                                          (UNAUDITED)
INCOME STATEMENT DATA:                                                          (DOLLARS IN MILLIONS)
Premiums................................   $ 4,743.8    $ 4,561.7   $ 3,106.8   $ 2,541.3   $ 2,423.7
Other revenue...........................       270.5        276.9       238.4       217.3       191.6
Net investment income...................     1,585.1      1,518.9     1,244.7     1,116.7     1,075.3
Realized investment gain................       117.7         94.6       119.4        90.1        64.3
                                           ---------    ---------   ---------   ---------   ---------
          Total revenues................     6,717.1      6,452.1     4,709.3     3,965.4     3,754.9
Total other expenses....................     6.243.8      5,829.8     4,034.9     3,314.5     3,155.7
Interest expense........................       141.0        159.5       101.8        72.4        85.4
                                           ---------    ---------   ---------   ---------   ---------
Income before income taxes..............   $   332.3    $   462.8   $   572.6   $   578.5   $   513.8
                                           =========    =========   =========   =========   =========
Net income(1)...........................   $   252.2    $   351.9   $   430.0   $   439.0   $   399.0
                                           =========    =========   =========   =========   =========
BALANCE SHEET DATA:
Total investments.......................   $22,931.0    $24,178.3   $23,036.6   $16,889.5   $16,132.2
Total assets............................    30,572.7     30,891.7    29,467.8    19,917.7    18,767.8
Short-term debt.........................     1,826.4      2,001.5     1,764.8       793.4       608.6
Long-term debt..........................       489.7        614.1       595.1       440.1       458.9
Total liabilities.......................    25,436.1     24,473.8    23,164.4    15,802.4    14,785.2
Capital securities......................       842.5        842.1       841.7          --          --
Total stockholders' equity..............     4,294.1      5,575.8     5,461.7     4,115.3     3,982.6
SELECTED RATIOS(2):
Ratio of earnings to fixed charges
  excluding distributions on capital
  securities (SAFECO consolidated)......         3.2          3.8         6.2         8.6         6.7
Ratio of earnings to fixed charges and
  distributions on capital securities
  (SAFECO consolidated).................         2.2          2.7         5.1         8.6         6.7
Ratio of Earnings to Fixed Charges
  (SAFECO Credit only)..................         1.3          1.3         1.4         1.4         1.3

---------------
(1) After distributions on capital securities.

(2) For purposes of computing the ratios of earnings to fixed charges, earnings represent net income before extraordinary items and cumulative effect of changes in accounting principles, plus applicable income taxes and fixed charges. Fixed charges include all interest expense, distributions on capital securities (except where noted) and the proportion deemed representative of the interest factor of rent expense.

                              DESCRIPTION OF NOTES

     We have summarized provisions of the notes below. This summary supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the debt securities under the caption "Description of Debt Securities" in the accompanying prospectus.

GENERAL

     The notes will be issued as two separate series of securities under an indenture dated as of February 15, 2000, between us and The Chase Manhattan Bank, as trustee. This indenture is described in the accompanying prospectus.

     The notes due 2003 will mature on           , 2003 and will bear interest
at a rate of      % per annum and the notes due 2005 will mature on           ,
2005 and will bear interest at a rate of      % per annum. Interest on the notes
will accrue from           , 2000, or from the most recent interest payment date
to which interest has been paid or duly provided for. In each case, we:

     - we will pay interest on the notes semiannually on           and
                 of each year, commencing           , 2000;

     - will pay interest to the person in whose name a note is registered at the
       close of business on the           or           preceding the interest
       payment date;

     - will compute interest on the basis of a 360-day year consisting of twelve 30-day months;

     - will make payments on the notes at the offices of the trustee; and

     - may make payments by wire transfer for notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the notes register.

     If any interest payment date or maturity or redemption date falls on a day that is not a business day, the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date. "Business day" means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or required to close.

     We will issue the notes only in fully registered form, without coupons, in denominations of $1,000 and multiples of $1,000. The notes will not be subject to redemption and will not have the benefit of any sinking fund.

RANKING

     The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness. As of February 29, 2000, we had $996.2 million of indebtedness outstanding at the holding company level that would have ranked equally in right of payment with the notes.

     The indenture does not limit the amount of debt that we or our subsidiaries can incur. However, the indenture does restrict our ability and our subsidiaries' ability to incur secured debt. See "Description of Debt
Securities -- Certain Restrictions -- Limitations on Mortgages and Liens" in the accompanying prospectus.

     In addition, we conduct our operations through subsidiaries, which generate a substantial portion of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, insurance and other laws and regulations, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain the cash required to pay our obligations, including payments on the notes. The notes will be effectively subordinated to the obligations of our subsidiaries, including claims with respect to trade payables. This means that holders of the notes will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings. As of February 29, 2000, our subsidiaries had $1,326.8 million of indebtedness outstanding.

NOTICES

     We will mail notices and communications to a holder's address as shown on the note register.

PAYING AGENTS AND TRANSFER AGENTS

     The trustee will be the paying agent and transfer agent for the notes.

THE TRUSTEE

     The Chase Manhattan Bank is the trustee under the indenture. The trustee and its affiliates also perform certain commercial banking services for us for which they receive customary fees.

BOOK-ENTRY DELIVERY AND SETTLEMENT

     We will issue the notes in the form of two or more permanent global notes in definitive, fully registered form. The global securities will be deposited with or on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee.

     DTC has advised us that:

     - DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934;

     - DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates;

     - Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations;

     - DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.;

     - Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

     - The rules applicable to DTC and its participants are on file with the SEC.

     We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. Neither we, the underwriters nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

     We expect that under procedures established by DTC:

     - upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

     - ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

     The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global security to those persons. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

     So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global security for all purposes under the indenture and under the notes. Except as described below, owners of beneficial interests in a global security will not be entitled to have notes represented by that global security registered in their names, will not receive or be entitled to receive the notes in the form of a physical certificate and will not be considered the owners or holders of the notes under the indenture or under the notes, and may not be entitled to give the trustee directions, instructions or approvals. For that reason, each holder owning a beneficial interest in a global security must rely on DTC's procedures and, if that holder is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global security.

     Neither we nor the trustee will have any responsibility or liability for any aspect of DTC's records relating to the notes or relating to payments made by DTC on account of the notes, or any responsibility to maintain, supervise or review any of DTC's records relating to the notes.

     Payments on the notes represented by the global securities will be made to DTC or its nominee, as the registered owner of the notes. We expect that when DTC or its nominee receives any payment on the notes represented by a global security, DTC will credit participants' accounts with payments in amounts proportionate to their beneficial interests in the global security as shown in DTC's records. We also expect that payments by DTC's participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. DTC's participants will be responsible for those payments.

     Payments on the notes represented by the global securities will be made in immediately available funds. Transfers between participants in DTC will be made in accordance with DTC rules and will be settled in immediately available funds.

CERTIFICATED NOTES

     We will issue certificated notes to each person that DTC identifies as the beneficial owner of notes represented by the global securities upon surrender by DTC of the global securities only if:

     - DTC notifies us that it is no longer willing or able to act as a depository for the global securities, and we have not appointed a successor depository within 90 days of that notice;

     - an event of default has occurred and is continuing; or

     - we decide not to have the notes represented by a global security.

     Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the notes to be issued.

                                  UNDERWRITING

     Subject to the terms and conditions of an underwriting agreement among the underwriters named below and us, we have agreed to sell to each of the underwriters, and each of the underwriters has agreed to purchase from us, the principal amount of notes set forth opposite its name below.

                                                    PRINCIPAL         PRINCIPAL
                                                    AMOUNT OF         AMOUNT OF
              NAME OF UNDERWRITER                 NOTES DUE 2003    NOTES DUE 2005
              -------------------                 --------------    --------------
Salomon Smith Barney Inc. ......................     $                 $

                                                     --------          --------
          Total.................................     $                 $
                                                     ========          ========

     The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

     The underwriters propose to offer some of the notes directly to the public at the public offering price stated on the cover page of this prospectus supplement and some of the notes to certain dealers at the public offering price
less a concession not in excess of   % of the aggregate principal amount of the
notes. The underwriters may allow, and these dealers may reallow, a concession
not in excess of   % of the aggregate principal amount of the notes on sales to certain other dealers. After the initial offering of the notes to the public, the public offering price and these concessions may be changed by the underwriters.

     The following table shows the underwriting discounts and commissions we will pay to the underwriters in connection with this offering, expressed as a percentage of the aggregate principal amount of the notes.

                                                              PAID BY
                                                              SAFECO
                                                              -------
Per notes due 2003..........................................         %
Per notes due 2005..........................................         %

     In connection with the offering, Salomon Smith Barney Inc. may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

     Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of those transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

     We estimate that the total expenses of this offering will be $200,000.

     In the ordinary course of their respective businesses, the underwriters and certain of their affiliates have engaged in and may in the future engage in commercial and/or investment banking transactions with us and our affiliates. Citibank N.A., an affiliate of Salomon Smith Barney Inc. from time to time conducts banking transactions with us and our affiliates in the ordinary course of business and Citibank N.A. is a party to some of our existing credit agreements.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

     The notes will not have an established trading market when issued. The notes will not be listed on any securities exchange. The underwriters may make a market in the notes, but the underwriters are not obligated to do so and may discontinue any market-making at any time without notice. You cannot be assured that there will be a liquid trading market for the notes.

                   (This page has been left blank intentionally.)

PROSPECTUS

                                  $800,000,000

                                  safeco logo
                                Debt Securities

     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

     THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is March 3, 2000.

                          FORWARD-LOOKING INFORMATION

     This Prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). The PSLRA provides a "safe harbor" for such statements to encourage companies to provide prospective information about themselves so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. All statements other than statements of historical fact made in this Prospectus or incorporated by reference are forward-looking. In particular, the statements regarding industry prospects and our future results of operations or financial position are forward-looking statements. Forward-looking statements represent management's current expectations and are inherently uncertain. Investors are warned that our actual results may differ significantly from management's expectations and, therefore, from the results discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the factors described in the prospectus supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities in Washington, D.C., New York, New York or Chicago, Illinois. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

     We are allowed to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file subsequently with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of the registration statement that contains this prospectus and prior to the time that the offering of the securities is completed:

     - Annual Report on Form 10-K for the year ended December 31, 1998;

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

     - Current Reports on Form 8-K filed May 6, 1999, July 14, 1999, September 29, 1999 and January 26, 2000.

     You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning us at the following address:

     SAFECO Investor Relations
     SAFECO Corporation
     SAFECO Plaza
     4333 Brooklyn Avenue N.E.
     Seattle, Washington 98185
     (206) 545-5000

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the state does not permit an offer. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the prospectus.

                               SAFECO CORPORATION

     SAFECO Corporation ("SAFECO"), through its operating subsidiaries, is one of the largest diversified financial services companies in the United States. Our property and casualty insurance companies provide a broad range of personal and commercial property and casualty insurance to individuals, businesses, government entities and associations. SAFECO companies have underwritten property and casualty insurance since the 1920s. Through our insurance subsidiaries, we are licensed as a property and casualty insurer in all 50 states and the District of Columbia, with a significant presence on the West Coast and in the Midwest, and are one of the largest writers of small business commercial insurance in the United States.

     Our life insurance subsidiaries offer annuities, retirement services and group life and health and individual life insurance. Our other subsidiaries are engaged in commercial lending and leasing, asset management and insurance agency and financial services distribution operations.

     Our principal executive offices are located at SAFECO Plaza, 4333 Brooklyn Avenue N.E., Seattle, Washington 98185, and our telephone number is (206) 545-5000. We were incorporated in Washington in 1929.

                                USE OF PROCEEDS

     Unless we otherwise specify in a prospectus supplement, the net proceeds we receive from the sale of the debt securities offered under this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

                       RATIO OF EARNINGS TO FIXED CHARGES

     For purposes of computing the ratios of earnings to fixed charges, earnings represent net income before extraordinary items and cumulative effect of changes in accounting principles, plus applicable income taxes and fixed charges. Fixed charges include all interest expense, distributions on capital securities and the proportion deemed representative of the interest factor of rent expense. The following table sets forth our ratios of earnings to fixed charges:

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                            ------------------------------------
                                                            1999    1998    1997    1996    1995
                                                            ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges........................  2.2     2.7     5.1     8.6     6.7

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the debt securities describes general terms that apply to the debt securities. The particular terms of any debt securities will be described more specifically in each prospectus supplement (and pricing supplement, where applicable) relating to those debt securities.

     The debt securities will be issued under an indenture dated as of February 15, 2000, between us and The Chase Manhattan Bank, as trustee.

     We summarize the indenture below. Since this is only a summary, it does not contain all of the information that may be important to you. A copy of the entire indenture is an exhibit to the registration statement of which this prospectus is a part. When we make parenthetical section references in this prospectus, those are references to sections of the indenture. We incorporate the entire indenture by reference, and encourage you to read the indenture.

GENERAL

     The indenture does not limit the aggregate principal amount of debt securities we may issue and provides that we may issue debt securities thereunder from time to time in one or more series. (Section 3.1) The indenture does not limit the amount of other indebtedness or debt securities, other than certain secured indebtedness as described below, which we or our subsidiaries may issue. Under the indenture, the terms of the debt securities of any series may differ and we, without the consent of the holders of the debt securities of any series, may reopen a previous series of debt securities and issue additional debt securities of the series or establish additional terms of the series. (Section 3.1)

     Unless otherwise provided in a prospectus supplement, the debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

     Because we are a holding company, our rights and the rights of our creditors (including the holders of debt securities) and stockholders to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. The right of our creditors (including the holders of debt securities) to participate in the distribution of stock owned by us in certain of our subsidiaries, including our insurance subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such subsidiaries.

     Each prospectus supplement will describe the following terms of the debt securities offered by it:

     - the title of the debt securities;

     - any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

     - the currency or currencies, or composite currencies, in which the debt securities will be denominated and in which we will make payments on the debt securities;

     - the date or dates on which we must pay principal;

     - the rate or rates at which the debt securities will bear interest or the manner in which interest will be determined, if any interest is payable;

     - the date or dates from which any interest will accrue, the date or dates on which we must pay interest and the record date for determining who is entitled to any interest payment;

     - the place or places where we must pay the debt securities and where any debt securities issued in registered form may be sent for transfer or exchange;

     - the terms and conditions on which we may, or may be required to, redeem the debt securities;

     - the terms and conditions of any sinking fund;

     - if other than denominations of $1,000, the denominations in which we may issue the debt securities;

     - the amount we will pay if the maturity of the debt securities is accelerated;

     - whether we will issue the debt securities in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

     - any addition to or changes in the events of default or covenants that apply to the debt securities;

     - whether the debt securities will be defeasible; and

     - any other terms of the debt securities and any other deletions from or modifications or additions to the indenture in respect of the debt securities. (Section 3.1)

     Unless otherwise stated in the prospectus supplement, we will pay principal, premium, interest and additional amounts, if any, on the debt securities at the office or agency we maintain for that purpose (initially the corporate trust office of the trustee). We may pay interest on debt securities issued in registered form by check mailed to the address of the persons entitled to the payments or we may pay by transfer to their U.S. bank accounts. Interest on debt securities issued in registered form will be payable on any interest payment date to the registered owners of the debt securities at the close of business on the regular record date for the interest payment date. We will name in the prospectus supplement all paying agents we initially designate for the debt securities. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place where payments on the debt securities are payable. (Sections 3.7 and 10.2)

     Unless otherwise stated in the prospectus supplement, the debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if we or the security registrar require) or exchanged for other debt securities of the same series (containing identical terms and provisions, in any authorized denominations, and in the same aggregate principal amount) at the office or agency we maintain for that purpose (initially the corporate trust office of the trustee). There will be no service charge for any transfer or exchange, but we may require payment sufficient to cover any tax or other governmental charge or expenses payable in connection with the transfer or exchange. We will not be required to (1) issue, register the transfer of, or exchange, debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 3.5) We have appointed the trustee as security registrar. Any transfer agent (in addition to the security registrar) we initially designate for any debt securities will be named in the related prospectus supplement. We may designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where any payments on the debt securities are payable. (Section 10.2)

     Unless otherwise stated in the prospectus supplement, we will issue the debt securities only in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000. (Section 3.2) The debt securities may be represented in whole or in part by one or more global debt securities. Each global security will be registered in the name of a depositary or its nominee and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer. Interests in a global security will be shown on records maintained by the depositary and its participants, and transfers of those interests will be made as described below.

     We may issue the debt securities as original issue discount securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. We will describe certain special U.S. federal income tax and other considerations applicable to any debt securities that are issued as original issue discount securities in the applicable prospectus supplement.

     If the purchase price of any debt securities is payable in one or more foreign currencies or currency units, or if any debt securities are denominated in one or more foreign currencies or currency units, or if any payments on the debt securities are payable in one or more foreign currencies or currency units, we will describe the restrictions, elections, certain U. S. federal income tax considerations, specific terms and other information about the debt securities and the foreign currency or currency units in the prospectus supplement.

     We will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

     Unless otherwise described in a prospectus supplement relating to any debt securities, other than as described below under "-- Limitation on Mortgages and Liens," the indenture does not limit our ability to incur debt or give holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information regarding any changes in the events of default described below or covenants contained in the indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

GLOBAL SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with a depositary or its nominee identified in the series prospectus supplement.

     The specific terms of the depositary arrangement covering debt securities will be described in the prospectus supplement relating to that series. We anticipate that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a global security, the depositary for the global security or its nominee will credit, to accounts in its book-entry registration and transfer system, the principal amounts of the debt securities represented by the global security. These accounts will be designated by the underwriters or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Only institutions that have accounts with the depositary or its nominee, and persons who hold beneficial interests through those participants, may own beneficial interests in a global security. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary, its nominee or any such participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interest in a global security.

     As long as the depositary or its nominee is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names and will not be entitled to receive physical delivery of the debt securities in definitive form.

     We will make all payments of principal of, any premium and interest on, and any additional amounts with respect to, debt securities issued as global securities to the depositary or its nominee. Neither we nor the trustee, any paying agent or the security registrar assume any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a global security.

     We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment with respect to such debt securities, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

     The indenture provides that if (1) the depositary notifies us that it is unwilling or unable to continue as depositary for a series of debt securities, or if the depositary is no longer legally qualified to serve in that capacity, and we have not appointed a successor depositary within 90 days of written notice, (2) we determine that a series of debt securities will no longer be represented by global securities and we execute and deliver an order to that effect to the trustee, or (3) an event of default with respect to a series of debt securities occurs and continues, the global securities for that series will be exchanged for registered debt securities in definitive form. The definitive debt securities will be registered in the name or names the depositary instructs the trustee. (Section 3.5) We expect that these instructions may be based upon directions the depositary receives from participants with respect to ownership of beneficial interests in global securities.

CERTAIN RESTRICTIONS

     Limitations on Mortgages and Liens. Neither we nor any of our restricted subsidiaries (as defined below) will be permitted to issue, assume or guarantee certain types of secured debt, without securing the debt securities on an equal and ratable basis with any such debt. These limits apply to debt secured by mortgages, pledges, liens and other encumbrances, which together we refer to as liens. These limits will not apply to:

     - liens that existed on the date of the indenture;

     - liens on real estate (including liens that existed on property when we acquired it) not exceeding 100% of the fair value of the property at the time the debt is incurred;

     - liens arising from the acquisition of a business as a going concern or to which assets we acquire in satisfaction of secured debt are subject;

     - liens to secure extensions, renewals and replacements of debt secured by any of the liens referred to above, without increasing the amount of the debt; or

     - certain mechanics, landlords, tax or other statutory liens, including liens and deposits required or provided for under state insurance laws and similar regulatory statutes.

     Limitations on Sales of Capital Stock of Restricted Subsidiaries. Neither we nor any of our restricted subsidiaries will be permitted to issue, sell, transfer or dispose of (except to one of our restricted subsidiaries) capital stock of a restricted subsidiary, unless we dispose of the entire capital stock of the subsidiary at the same time for cash or property which, in the opinion of our Board of Directors, is at least equal to the fair value of the capital stock.

     For the purposes of the indenture, "restricted subsidiary" means a subsidiary, including subsidiaries of any subsidiary, which meets any of the following conditions:

          (1) Our and our other subsidiaries' investments in and advances to the subsidiary exceed 10% of our total consolidated assets as of the end of the most recently completed fiscal year;

          (2) Our and our other subsidiaries' proportionate share of the total assets (after inter-company eliminations) of the subsidiary exceeds 10% of our total consolidated assets as of the end of the most recently completed fiscal year; or

          (3) Our and our other subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the subsidiary exceeds 10% of such income for us and our consolidated subsidiaries for the most recently completed fiscal year.

     For purposes of making the income test in clause (3) of the preceding sentence, when a loss has been incurred by either us and our subsidiaries consolidated or the tested subsidiary, but not both, the equity in the income or loss of the tested subsidiary will be excluded from our consolidated income for purposes of the computation and if our consolidated income for the most recent fiscal year is at least 10% lower than the average of the income for the last five fiscal years, the average income will be substituted for purposes of the computation and any loss years will be omitted for purposes of computing average income.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may not consolidate with or merge into any other person or convey or transfer or lease our properties and assets substantially as an entirety to any person unless:

          (1) if we consolidate with or merge into another corporation or convey or transfer our properties and assets substantially as an entirety to any person, the successor is organized under the laws of the United States, or any state, and assumes our obligations under the debt securities;

          (2) immediately after the transaction, no event of default occurs and continues; and

          (3) we meet certain other conditions specified in the indenture.

MODIFICATION AND WAIVER

     We and the trustee may modify and amend the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series. However, without the consent of each holder, we cannot modify or amend the indenture in a way that would:

     - change the stated maturity of the principal of, or any installment of principal or interest on, any debt security;

     - reduce the principal or interest on any debt security;

     - change the place or currency of payment of principal or interest on any debt security;

     - impair the right to sue to enforce any payment on any debt security after it is due; or

     - reduce the percentage in principal amount of outstanding debt securities necessary to modify or amend the indenture, to waive compliance with certain provisions of the indenture or to waive certain defaults.

     The holders of a majority in aggregate principal amount of outstanding debt securities may waive our compliance with certain restrictive covenants of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to outstanding debt securities of that series, which will be binding on all holders of debt securities of that series, except a default in the payment of principal or interest on any debt security of that series or in respect of a provision of the indenture that cannot be modified or amended without each holder's consent.

EVENTS OF DEFAULT

     Each of the following will be an event of default:

          (1) default for 30 days in the payment of any interest;

          (2) default in the payment of principal;

          (3) default in the performance of any other covenant in the indenture for 60 days after written notice;

          (4) a failure to pay when due or a default that results in the acceleration of maturity of any other debt of ours or our restricted subsidiaries in an aggregate amount of $25 million or more, unless (a) the acceleration is rescinded, stayed or annulled, or (b) the debt has been discharged or, in the case of debt we are contesting in good faith, we set aside a bond, letter of credit, escrow deposit or other cash equivalent sufficient to discharge the debt within 10 days after written notice of default is given to us; and

          (5) certain events in bankruptcy, insolvency or reorganization.

     We are required to furnish the trustee annually a statement as to our fulfillment of our obligations under the indenture. The trustee may withhold notice of any default to the holders of debt securities of any series (except a default on principal or interest payments on debt securities of that series) if it considers it in the interest of the holders to do so.

     If an event of default occurs and continues, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of the series in default may declare the principal amount immediately due and payable by written notice to us (and to the trustee if given by the holders). Upon any such declaration, the principal amount will become immediately due and payable. However, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

     Except for certain duties in case of an event of default, the trustee is not required to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders offer the trustee reasonable security or indemnity. If the holders provide this security or indemnity, the holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or powers conferred on the trustee with respect to the debt securities of that series.

     No holder of a debt security may bring any lawsuit or other proceeding with respect to the indenture or for any remedy under the indenture, unless (a) the holder first gives the trustee written notice of a continuing event of default,
(b) the holders of at least 25% in principal amount of the outstanding debt securities of the series in default give the trustee a written request to bring the proceeding and offer the trustee reasonable security or indemnity, (c) the trustee fails to institute the proceeding within 60 days of the written request and has not received from holders of a majority in principal amount of the outstanding debt securities of the series in default a direction inconsistent with that request. However, the holder of any debt security has the absolute right to receive payment of the principal of and any interest on the debt security on or after the stated due dates and to take any action to enforce any such payment.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars or in the foreign currency in which such debt securities are payable in an amount sufficient to pay the principal and any premium, interest and additional amounts on such debt securities to the date of deposit (if the debt securities have become due and payable) or to the maturity date, as the case may be. (Section 4.1)

     Unless a prospectus supplement states that the following provisions do not apply to the debt securities of that series, we may elect either (1) to defease and be discharged from any and all obligations with respect to such debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the debt securities and other obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to such debt securities and to hold moneys for payment in trust) ("defeasance") or (2) to be released from our obligations under the indenture with respect to the debt securities under certain covenants as described in the prospectus supplement, and our failure to comply with these obligations will not constitute an event of default with respect to such debt securities ("covenant defeasance"). Defeasance or covenant defeasance is conditioned on our irrevocable deposit with the trustee, in trust, of an amount in cash or government securities, or both, sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, the debt securities on the scheduled due dates. (Section 4.2)

     Such a trust may be established only if, among other things, (1) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound, (2) no event of default has occurred and continues on the date the trust is established and, with respect to defeasance only, at any time during the period ending on the 123rd day after that date and (3) we have delivered to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for U. S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U. S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. This opinion, in the case of defeasance, must refer to and be based upon a letter ruling we have received from the Internal Revenue Service, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U. S. federal income tax law occurring after the date of the indenture. (Section 4.2)

GOVERNING LAW

     The indenture and the debt securities are governed by and will be interpreted under the laws of the State of New York.

INFORMATION CONCERNING THE TRUSTEE

     Subject to the provisions of the Trust Indenture Act of 1939, as amended, the trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debt securities unless the holder offers the trustee reasonable indemnity against the costs, expenses and liabilities which might result. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in performing its duties if the trustee reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

     The Chase Manhattan Bank acts as property trustee for SAFECO Capital Trust I (the issuer of our 8.072% Capital Securities) and for the 8.072% Capital Securities and the underlying junior subordinated deferrable interest debentures as well as the related indenture and guarantees. Chase Manhattan Delaware, an affiliate of The Chase Manhattan Bank, acts as Delaware trustee for SAFECO Capital Trust I. The Chase Manhattan Bank is also the trustee for our 7.875% Notes due 2005 and 6.875% Notes due 2007 and our medium term note program, the custodian for our life companies' investment portfolios, a lender under our bank revolving credit line and a dealer under our commercial paper program. In addition, we and our subsidiaries maintain various depository and disbursement accounts with The Chase Manhattan Bank.

                              PLAN OF DISTRIBUTION

     We may sell debt securities (1) through agents, (2) to or through underwriters, (3) through dealers, or (4) directly to purchasers. The prospectus supplement will state the terms of the offering of the debt securities, including the name or names of any underwriters, dealers or agents; the purchase price of the debt securities and the proceeds we will receive from the sale; any underwriting discounts and commissions and other items constituting underwriters' compensation; any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which the debt securities may be listed. The initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     We may offer the debt securities in one or more transactions at a fixed price or prices, which we may change, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     We may authorize agents to solicit offers to purchase debt securities from time to time. We will identify any agent who offers or sells debt securities described in this prospectus, and we will describe any commissions payable by us to the agent, in the prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the debt securities so offered and sold.

     If debt securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be stated in the prospectus supplement used by the underwriters to resell the debt securities. If we use underwriters to sell debt securities, the underwriters will purchase the debt securities for their own account and the underwriters may resell such debt securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If we use any underwriter or underwriters to sell the debt securities, unless otherwise indicated in the prospectus supplement, the underwriters' obligations will be conditioned on certain matters and the underwriters must purchase all the debt securities of the offered series if they purchase any.

     If we use a dealer to sell the debt securities, we will sell such debt securities to the dealer as principal. The dealer may then resell those debt securities to the public at varying prices to be determined by the dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as that term is defined in the Securities Act, of the debt securities it offers or sells. The name of the dealer and the terms of the transaction will be stated in the related prospectus supplement.

     We may directly solicit offers to purchase debt securities and we may sell them directly to institutional investors or others, who, with respect to the resale of those securities, may be deemed to be underwriters within the meaning of the Securities Act. The terms of any direct sales will be described in the related prospectus supplement.

     Agents, underwriters and dealers may be entitled under agreements with us to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

     If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve such institutions. Purchaser obligations will be subject to the condition that the purchase is not prohibited under the laws of the jurisdiction to which the purchaser is subject at the time the debt securities are delivered. The underwriters and other agents will not have any responsibility for the validity or performance of these contracts.

     Each series of debt securities will be a new issue and will have no established trading market. We may elect to list any series of debt securities on an exchange but, unless otherwise stated in the applicable prospectus supplement, we are not required to do so. You cannot be assured that there will be a liquid trading market for any of the debt securities.

     Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

                                 LEGAL OPINIONS

     The validity of the debt securities will be passed upon for us by Perkins Coie LLP, Seattle, Washington. Perkins Coie LLP will rely on the opinion of James W. Ruddy, our Senior Vice President and General Counsel, with respect to certain matters. Certain legal matters will be passed upon for the underwriters, dealers or agents, if any, by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt will rely on the opinion of Perkins Coie LLP with respect to Washington law.

                              INDEPENDENT AUDITORS

     The consolidated financial statements and financial statement schedules of SAFECO at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated by reference or included in the SAFECO Annual Report on Form 10-K for the year ended December 31, 1998, have been incorporated by reference into this Prospectus and the Registration Statement and have been audited by Ernst & Young LLP, independent auditors, as stated in their reports thereon also incorporated by reference or included in the SAFECO Annual Report on Form 10-K and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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                            $

                               SAFECO CORPORATION

                  $                           % NOTES DUE 2003
                  $                           % NOTES DUE 2005

                                      LOGO

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                             PROSPECTUS SUPPLEMENT

                                       , 2000

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                              SALOMON SMITH BARNEY

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